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                                                                    Exhibit 99.1

                         [INSURANCE AUTO AUCTIONS LOGO]

AT THE COMPANY:                  AT ASHTON PARTNERS:
Scott Pettit                     Chris Kettmann
Chief Financial Officer          General Inquiries
847-839-4040                     312-553-6716
www.iaai.com

FOR IMMEDIATE RELEASE


      INSURANCE AUTO AUCTIONS ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS


SCHAUMBURG, Ill., July 15, 2003 -- Insurance Auto Auctions, Inc. (Nasdaq: IAAI), a leading provider of automotive salvage and claims processing services in the United States, today announced preliminary financial results for the second quarter of 2003. The Company expects to report net earnings of $1.3 million, or $0.11 per diluted share, versus net earnings of $1.4 million, or $0.11 per diluted share, for the same quarter a year ago. These expected results include business transformation costs, before tax, of $0.9 million, or $0.05 per diluted share.

"Our second quarter revenue and volumes were similar to those in the second quarter of last year and reflect industry wide trends. However, we added a number of branches that resulted in a higher fixed cost structure and incurred greater-than-expected business transformation costs this quarter due to higher labor costs associated with the new system rollout," said Tom O'Brien, CEO of IAA. The Company also continued its expansion strategy during the quarter, acquiring new facilities in Wichita, Kansas, Salt Lake City, Utah, Wilmington, North Carolina and Orlando, Florida. The total cost of adding these four new markets was less than $6 million, and each of these new branches either leverages an existing IAA facility or penetrates a new market opportunity. IAA has added a total of eight new facilities so far this year, although it expects expansion activity to decline significantly in the back half of the year.

O'Brien continued, "We have remained focused on implementing the new system in a manner that does not negatively impact our customers in the process, and we are confident the system will be successfully rolled out to the remaining branches without impacting our normal business and customer relationships. We have, however, decided to shift our immediate focus to the conversion of the expansion markets, including the previously acquired facilities in Buffalo and Rochester, before we conclude our final two major markets. The result of this cautious strategy is that the system will take longer and will require more labor to implement than originally anticipated."


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"We will continue to implement the new system without interrupting business with our customers. Furthermore, both our employees and our customers remain excited about the positive impact this new system will have on our business," said O'Brien. Commenting on full-year expectations, O'Brien said, "Due in part to the additional business transformation costs incurred this quarter as well as the costs associated with opening our recently acquired facilities, our internal forecast now calls for net earnings of $0.50 per diluted share, after business transformation costs, for the full-year 2003. Furthermore, we continue to believe that the strategic initiatives we have implemented over the past 18 months have put us in a position to generate higher returns at IAA over the long term."

O'Brien concluded, "Nothing has changed regarding our overall outlook for the future. We remain confident in our long-term plan of making IAA a more efficient organization throughout and deploying capital in ways that provide the best return for our shareholders. As such, our Board previously authorized us to buy back up to 1.5 million shares of Company stock, which we believe offers a good investment opportunity for IAA. In the second quarter we purchased a small number of IAA shares and will continue to evaluate doing so subject to market considerations. We have also continued to recognize cost effective opportunities to expand the company and believe our business is much better positioned for the future than it was a year ago. While we are disappointed that the new system integration has had a negative short-term impact on earnings and that its implementation has taken longer than expected, we are encouraged by the positive impact it has had in the branches in which it has been fully operational. We look forward to providing our shareholders with additional details on our second quarter earnings call scheduled for later this month."

ABOUT INSURANCE AUTO AUCTIONS, INC.

Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 74 sites across the United States.

SAFE HARBOR STATEMENT

Certain statements in this document contain forward-looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking information. In some cases, you can identify forward looking statements by our use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. The Company's actual results could differ materially from those discussed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's annual report on Form 10-K for the fiscal year ended December 29, 2002 or subsequent quarterly reports. Among these risks are: changes in the market value of salvage; the quality and quantity of inventory available from suppliers; the ability to pass through increased towing costs; that vehicle processing time will improve; legislative or regulatory acts; competition; the

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availability of suitable acquisition candidates and greenfield opportunities;
the ability to bring new facilities to expected earnings targets; the dependence on key insurance company suppliers; the ability of the Company and its outside consultants to successfully complete the re-design of the Company's information systems, both in a timely manner and according to costs and operational specifications; and the level of energy and labor costs.

 ADDITIONAL INFORMATION ABOUT INSURANCE AUTO AUCTIONS, INC. IS AVAILABLE ON THE
                         WORLD WIDE WEB AT WWW.IAAI.COM